Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES EARLY TENDER RESULTS OF, AND AMENDMENT TO, PREVIOUSLY ANNOUNCED TENDER OFFERS

FRANKLIN, Tenn. (November 16, 2020) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) announced today the early tender results of the previously announced tender offers (the “Tender Offers”) by its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), to purchase for cash the Issuer’s outstanding (i) 6.875% Senior Notes due 2022 (the “2022 Notes”), (ii) 8.125% Junior-Priority Secured Notes due 2024 (the “Junior-Priority 2024 Notes”), (iii) Junior-Priority Secured Notes due 2023 (the “Junior-Priority 2023 Notes”) and (iv) 6.875% Senior Unsecured Notes due 2028 (the “2028 Notes” and, together with the 2022 Notes, Junior-Priority 2024 Notes and Junior-Priority 2023 Notes, the “Notes”) up to an aggregate principal amount that will not result in a maximum aggregate purchase price (excluding accrued and unpaid interest) that exceeds $400 million (the “Maximum Aggregate Purchase Price”), subject to the order of priority and proration provisions as set forth in the Offer to Purchase and Consent Solicitation Statement, dated October 30, 2020 (the “Offer to Purchase”). According to Global Bondholder Services Corporation, the tender agent and information agent for the Tender Offers and Consent Solicitation (as defined below), as of 5:00 p.m., New York City time, on November 13, 2020 (the “Early Tender Deadline”), approximately $86,089,000 aggregate principal amount of the Notes were validly tendered and not validly withdrawn.

The table below identifies the principal amount of each series of Notes validly tendered and not validly withdrawn as of the Early Tender Deadline, and the aggregate principal amount of each series of Notes accepted for purchase by the Issuer.

CUSIP No.	Title of Security	Aggregate Principal Amount Outstanding (1)	Acceptance Priority Level	Aggregate Principal Amount Tendered as of the Early Tender Deadline and Accepted for Purchase	Aggregate Principal Amount Remaining Outstanding
12543D AV2	6.875% Senior Notes due 2022	$197,441,000	1	$71,371,000	$126,070,000
12543D BA7 U17127AJ7	8.125% Junior-Priority Secured Notes due 2024	$1,353,663,000	2	$5,747,000	$1,347,916,000
12543D AZ3 U17127AH1	Junior-Priority Secured Notes due 2023	$1,770,337,000	3	$1,640,000	$1,768,697,000
12543D BE9 U17127AP3	6.875% Senior Unsecured Notes due 2028	$1,474,383,000	4	$7,331,000	$1,467,052,000

(1)	Aggregate principal amount outstanding for each series of Notes as of October 30, 2020.

Because the principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline has not exceeded the Maximum Aggregate Purchase Price, the Issuer will accept all such Notes for purchase. In addition, because the principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline has not exceeded the Maximum Aggregate Purchase Price, the Issuer will continue to accept Notes tendered after the Early Tender Deadline subject to the Acceptance Priority Level set forth in the table above and the proration provisions set forth in the Offer to Purchase. The settlement date for Notes accepted for purchase as of the Early Tender Deadline is expected to occur on November 17, 2020 (the “Early Settlement Date”).

The withdrawal deadline for the Tender Offers was 5:00 p.m., New York City time, on November 13, 2020 and has not been extended (the “Withdrawal Deadline”). Accordingly, previously tendered Notes may not be withdrawn, subject to applicable law.

As part of the Tender Offer relating to the 2022 Notes (the “2022 Tender Offer”), the Issuer also solicited consents (the “Consent Solicitation”) from the holders of the 2022 Notes for certain proposed amendments (the “Proposed Amendments”) as set forth in the Offer to Purchase that would, among other things, eliminate substantially all restrictive covenants, certain events of default and certain other provisions contained in the indenture governing the 2022 Notes (the “2022 Notes Indenture”). Adoption of the Proposed Amendments with respect to the 2022 Notes requires the consent from at least a majority of the outstanding principal amount of 2022 Notes (the “Requisite Consent”). The Issuer did not receive the Requisite Consent from the holders of the 2022 Notes to adopt the Proposed Amendments and therefore the 2022 Notes will continue to be subject to the terms of the 2022 Notes Indenture without giving effect to the Proposed Amendments, unless and until the Requisite Consent is received as a result of additional 2022 Notes being validly tendered (and not validly withdrawn) after the Early Tender Deadline and prior 11:59 p.m., New York City time, on November 30, 2020 (such date and time, as it may be extended, the “Expiration Time”).

In addition, the Issuer has amended the terms and conditions of the Tender Offers so that registered holders of Notes that are validly tendered (and not validly withdrawn) at or prior to the Expiration Time and accepted for purchase pursuant to the Tender Offers will also receive the $50.00 early tender payment for each $1,000 in aggregate principal amount of Notes so validly tendered (and not validly withdrawn) and accepted for purchase. The Tender Offers are being made upon the terms and conditions described in the Offer to Purchase, as amended by this press release.

The Tender Offers and the Consent Solicitation are subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase.

The complete terms and conditions of the Tender Offers and the Consent Solicitation are set forth in the Offer to Purchase and remain unchanged except for the amendments set forth in this press release.

The Issuer has retained Credit Suisse Securities (USA) LLC to act as the dealer manager in connection with the Tender Offers and as the solicitation agent in connection with the Consent Solicitation. Questions about the Tender Offers or the Consent Solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-2147 (collect). Copies of the Offer to Purchase and other related documents may be obtained from Global Bondholder Services Corporation, the tender agent and the information agent for the Tender Offers and the Consent Solicitation, at (866) 470-3800 (toll free) or (212) 430-3774 (collect), or by email at contact@gbsc-usa.com.

This press release shall not constitute an offer to buy or sell, or the solicitation of any offer to buy or sell, any securities. Any offer or solicitation with respect to the Tender Offers and the Consent Solicitation will be made only by means of the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase. The Tender Offers and the Consent Solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts:	Media Contact:
Kevin J. Hammons, 615-465-7000	Tomi Galin, 615-628-6607
Executive Vice President and Chief Financial Officer	Senior Vice President, Corporate
or	Communications, Marketing and Public Affairs
Ross W. Comeaux, 615-465-7012
Vice President – Investor Relations

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